Exhibit 2(i)

LOCK-UP AGREEMENT

STRICTLY CONFIDENTIAL

December 29, 2006

TO:	THE PERSONS LISTED ON SCHEDULE “A” HERETO (each such person a “Subject Person” and collectively the “Subject Persons”)

This agreement (the “Agreement”) sets out the terms and conditions upon which Nucor Corporation (“Nucor”) will cause a corporation to be designated by it (the “Offeror”) to make an offer (the “Offer”) to purchase all of the outstanding common shares (“Shares”) of Harris Steel Group Inc. (the “Company”).

This Agreement also sets out the terms and conditions of the several and not joint agreements of each Subject Person to: (i) support the Offer; and (ii) to deposit or cause to be deposited the Shares owned or controlled by such Subject Person under the Offer (collectively referred to as the “Subject Shares”).

Each Subject Person enters into this Agreement upon the basis that he or she intends to both (i) engage in a re-organization of certain of the holdings of the Shares in which it has a beneficial interest prior to the take-up of the Shares by the Offeror under the Offer; and (ii) use the Holdco Alternative to tender to the offer all or some of their Subject Shares; and Nucor and the Offeror acknowledge and agree that each Subject Person enters into this Agreement upon this basis.

In connection with the Offer, Nucor has entered into a support agreement with the Company dated the date hereof (the “Support Agreement”) pursuant to which, among other things, the Company has agreed to support the Offer. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Support Agreement.

1	THE OFFER

1.1

Subject to the provisions of the Support Agreement, not later than the Latest Mailing Time, Nucor shall cause the Offeror to mail the Offer in accordance with the terms of the Support Agreement. The Offer shall: (i) offer not less than Cdn.$46.25 in cash for each Share; and (ii) expire not earlier than midnight (Toronto time) on the 35th day after the date of mailing of the Offer, subject to the right of the Offeror to extend the period during which Shares may be deposited under the Offer (as it may be amended, the “Expiry Time”). Notwithstanding any other provision hereof, but subject to the conditions of Section 2.1(2) of the Support Agreement, the Offer will permit the Subject Persons to tender to the Offer through the use of the Holdco Alternative and the Subject Persons shall be permitted to effect all transactions required to reorganize in order to accept the

Holdco Alternative. Subject to the satisfaction of the conditions of the Offer as contemplated in Section 1.2 below, Nucor shall abide by and perform its obligations under this agreement, the Support Agreement and the Offer, including, but not limited to, causing the Offeror to take-up and pay for Subject Shares deposited under the Offer (or, if applicable, acquire any Holdco Shares pursuant to and in accordance with the terms and conditions of the Holdco Agreements) as soon as reasonably possible and, in any event, not later than three (3) business days following the time at which the Offeror becomes obligated to take up such Shares under the Offer pursuant to the Securities Act (Ontario) and the regulations thereunder and other applicable securities laws (collectively, “Applicable Securities Laws”).

1.2	The obligation of Nucor to cause the Offeror to make the Offer and to take up and pay for the Subject Shares under the Offer (or, if applicable, acquire any Holdco Shares pursuant to a Holdco Agreement) shall not be subject to any conditions, save and except for those conditions set out in the Support Agreement (and, in the case of any Holdco Shares, pursuant to the Holdco Agreement with the Subject Person). The conditions to the making of the Offer and of the Offer itself are for the sole benefit of Nucor or the Offeror and may be waived in whole or in part in their sole discretion.

1.3	Each Subject Person acknowledges and agrees that the Offeror may, in its sole discretion, modify or waive any term or condition of the Offer; provided that, and the Offeror hereby covenants that, it shall not, without the prior written consent of the Subject Persons and the Company, increase the Minimum Condition, impose additional conditions to the Offer, decrease the consideration per Share, decrease the number of Shares in respect of which the Offer is made or change the form of consideration payable under the Offer (other than to add additional forms of consideration) or in any other respect that is material and adverse to the interests (including economic benefits) of the Subject Persons. It is further understood and agreed that the Offeror may, in its sole discretion, waive any conditions of the Offer in whole or in part at any time that are for the benefit of Nucor or the Offeror.

1.4	Nucor hereby covenants to pay to the Subject Person the highest price per Share paid to any other shareholder of the Company pursuant to the Offer, as the same may be extended or varied from time to time.

2	COVENANTS OF THE SUBJECT PERSONS

2.1	Each Subject Person hereby agrees that he, she or it shall not, from the date hereof until the earlier of: (i) the termination of this Agreement pursuant to Section 5; and (ii) the Expiry Time, except in accordance with the terms of this Agreement:

(a)	acquire direct or indirect beneficial ownership or holding of or control or direction over any additional Shares or obtain or enter into any right to do so;

(b)	grant or agree to grant any proxy or other right to the Shares, or enter into any voting trust or pooling agreement or arrangement or enter into or subject any of such Shares to any other agreement, arrangement, understanding or commitment, formal or informal, with respect to or relating to the voting thereof;

(c)	directly or indirectly, through any officer, director, employee, advisor, representative, agent or otherwise (as applicable), make, solicit, assist, initiate, encourage, or otherwise facilitate any inquiries, the submission of proposals or offers from any other person, corporation, partnership or other business organization whatsoever regarding an Acquisition Proposal, participate in any discussions or negotiations regarding any Acquisition Proposal, or otherwise cooperate in any way with, or assist or participate in, knowingly facilitate or encourage, any effort or attempt by any other person to do or seek to do any of the foregoing; provided, however, that the foregoing shall not prevent a Subject Person who is a member of the board of directors of the Company or is a senior officer of the Company (but not any other Subject Person) from responding (solely in his capacity as such) to any bona fide Acquisition Proposal in the circumstances expressly permitted by and in accordance with Section 3.2 of the Support Agreement; provided always that, for greater certainty the Subject Person acknowledges and agrees that nothing in this subsection 2.1(c) or subsection 2.1(f) shall affect the Subject Person’s obligation to tender (and, except as permitted by this Agreement, not withdraw) the Subject Shares to the Offer in accordance with the terms and conditions of this Agreement (or, if applicable, to transfer the Subject Person’s Holdco Shares to the Offeror in accordance with the terms and conditions of the Holdco Agreement between the Subject Person and the Offeror);

(d)	option, dispose of, pledge, encumber, grant a security interest in or otherwise convey any Shares or any right or interest therein, or agree to do any of the foregoing except pursuant to the Offer or in connection with any internal re-organization in preparation for using the Holdco Alternative;

(e)	except as required by applicable law, prior to the public announcement by Nucor and the Company of the Offer, directly or indirectly, disclose to any person, firm or corporation (other than the Company and the financial and legal advisors of the Company) the existence of the terms and conditions of this Agreement, or any terms or conditions or other information concerning the Offer; and

(f)	not take any action to encourage or assist any other person to do any of the prohibited acts referred to in foregoing provisions of this Section 2.1, provided however, that the foregoing shall not prevent a Subject Person who is a director or officer of the Company from performing his, her or its duties or obligations as a director or officer of the Company.

2.2	Each Subject Person hereby agrees that he, she or it shall, from the date hereof until the earlier of: (i) the termination of this Agreement pursuant to Section 5; and (ii) the Expiry Time, except in accordance with the terms of this Agreement:

(a)	immediately cease any existing discussions or negotiations it is engaged in with any parties other than Nucor with respect to any potential Acquisition Proposal; provided, however, that the foregoing shall not prevent a Subject Person who is a member of the board of directors of the Company or is a senior officer of the Company (but not any other Subject Person) from responding (solely in his capacity as such) in the circumstances expressly permitted by and in accordance with Section 3.2 of the Support Agreement; provided always that, for greater certainty the Subject Person acknowledges and agrees that nothing in this subsection 2.2(a) shall affect the Subject Person’s obligation to tender (and, except as permitted by this Agreement, not withdraw) the Subject Shares to the Offer in accordance with the terms and conditions of this Agreement (or, if applicable, to transfer the Subject Person’s Holdco Shares to the Offeror in accordance with the terms and conditions of the Holdco Agreement between the Subject Person and the Offeror).

(b)	as soon as reasonably practicable notify Nucor of: (i) any proposal, inquiry, offer or request that the Subject Person receives, or of which the Subject Person becomes aware, that the Subject Person reasonably believes constitutes a bona fide Acquisition Proposal; or (ii) any request that the Subject Person receives for discussions or negotiations, or any request for non-public information relating to the Company or any of its subsidiaries or for access to the properties, books or records of the Company or any of its subsidiaries by any person or entity that informs him, her or it that it is considering making, or has made, an Acquisition Proposal. Such notice to Nucor shall be made, from time to time, orally and in writing and shall include a description of the terms and conditions of, and the identity of the person making, any proposal, inquiry, offer or request and shall include copies of any such proposal, inquiry, offer or request or any amendment to any of the foregoing; and

(c)	exercise the voting rights attaching to the Subject Shares, solely in its capacity as a shareholder, to oppose any proposed action by the Company, its shareholders, any of its subsidiaries or any other person: (i) in respect of any amalgamation, merger, sale of the Company’s or its affiliates’ or associates’ assets, take-over bid, plan of arrangement, reorganization, recapitalization, or other business combination or similar transaction involving the Company or any of its subsidiaries other than the Offer; (ii) which would reasonably be regarded as being directed towards or likely to prevent or delay the take-up and payment of the Subject Shares deposited under the Offer, the implementation of or entering into a Holdco Alternative or the successful completion of the Offer, including without limitation any amendment to the articles or by-laws of the Company or its corporate structure; or (iii) which would reasonably be expected to result in a Material Adverse Effect in respect of the Company. In connection therewith, the Subject Person hereby appoints and Nucor as attorney in fact (which appointment is unconditional, irrevocable (subject to Section 5), and is coupled with an interest) for and on his behalf to execute a proxy appointing such person designated by Nucor to attend and act on behalf of the Subject Person at any meeting of the Company in respect of any of the matters referred to in this subsection 2.2(c), and if, pursuant to this power of attorney, Nucor has executed and not revoked a proxy in respect of such a meeting, which proxy has been accepted by the Company, then in such circumstances the Subject Person shall not be responsible for voting under this subsection 2.2(c). Nucor shall advise the Subject Person upon executing any proxies in respect of the Subject Person.

2.3	Each Subject Person, in its capacity as a shareholder, covenants to use reasonably commercial efforts to co-operate with Nucor and the Offeror in making all requisite regulatory filings under applicable competition Laws and Securities Laws.

3	AGREEMENT TO TENDER

3.1	Subject to the terms and conditions herein, each Subject Person agrees to accept the Offer and to cause to be deposited and cause all acts and things to be done to deposit all of the Subject Shares owned or controlled by such Subject Person and, in any event, not less than the number of Shares set forth opposite such Subject Person’s name on Schedule A hereto, together with a duly completed and executed letter of transmittal, under the Offer on the terms and conditions set out herein.

3.2	Each Subject Person agrees that if the Offeror makes the Offer in compliance with Section 1.1 and Section 1.2, such Subject Person shall, unless the Subject Person properly makes a Holdco Election in which case Section 3.3 shall apply, deposit or cause to be deposited with the depositary under the Offer, prior to the Holdco Election Deadline, all of the Subject Shares in accordance with the terms of the Offer, and thereafter, except as may be permitted by this Agreement, such Subject Person shall not withdraw or take any action to withdraw any of such Subject Person’s Subject Shares deposited under the Offer (notwithstanding any statutory rights or other rights under the terms of the Offer or otherwise which such Subject Person might have). In the event such Subject Person does not make a Holdco Election, such Subject Person nevertheless hereby agrees to comply with and be bound by the covenants set forth in section (c) ‘Bump Covenants’ in Schedule “D” of the Support Agreement and agrees to execute an agreement to that effect.

3.3	If the Offeror makes the Offer in compliance with Section 1.1 and Section 1.2 hereof, the Subject Person shall be entitled to make a Holdco Election prior to the Holdco Election Deadline in compliance with Section 2.1(2) of the Support Agreement, in which case Nucor, the Offeror and the Subject Person will be required to enter into a Holdco Agreement and Holdco Indemnity Agreement providing for the acquisition by the Offeror of the Holdco Shares that are the subject of the Holdco Election. The Subject Person shall tender or deposit or cause to be deposited with the depositary under the Offer, prior to the Holdco Election Deadline, all of the Shares held and, on the date immediately prior to the Expiry Date, all Holdco Shares. The Holdco Shares that are the subject of the Holdco Agreement will be acquired by the Offeror in accordance with the terms and conditions of such Holdco Agreement, and the certificates representing the Subject Shares that were tendered to the depositary and acquired by the Offeror pursuant to the Holdco Agreement shall continue to be retained by the depositary. Such Subject Person shall not withdraw or take any action to withdraw any of such Subject Person’s Shares and Holdco Shares that are deposited under the Offer (notwithstanding any statutory rights or other rights under the terms of the Offer or otherwise which such Subject Person might have), provided that such Subject Person may withdraw and take any action relating to the withdrawal of any Shares or Holdco Shares tendered to the Offer, directly or indirectly, by the Subject Person in the event that this Agreement is terminated for any reason in accordance with its terms.

3.4	For greater certainty, for the purposes of this Agreement, the term “Subject Shares” shall refer to all the Shares and Holdco Shares that the respective Subject Person is required to tender under the Offer pursuant to the terms of this Agreement and any Holdco Election, and shall include all shares or other securities into or for which the Subject Shares may be converted, exchanged or otherwise changed pursuant to any reorganization, merger, amalgamation or other transaction involving the Shares prior to the acquisition of the Subject Shares by the Offeror.

4	REPRESENTATIONS AND WARRANTIES

4.1	Each Subject Person by its acceptance hereof represents and warrants as follows and acknowledges that Nucor is and the Offeror will be relying upon such representations and warranties in connection with entering into this Agreement and the making of the Offer and the purchase by the Offeror of the Subject Shares:

(a)	(i) such Subject Person is the beneficial owner of all of the Shares set forth opposite such Subject Person’s name on Schedule A; (ii) the only securities of the Company beneficially owned, directly or indirectly, or over which control or direction is exercised by or through such Subject Person are those listed on Schedule A beside such Subject Person’s name, (iii) such Subject Person has no agreement or option, or right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition by such Subject Person or transfer to such Subject Person of additional securities of the Company;

(b)	such Subject Person, alone or together with one or more other Subject Persons, has the sole right to sell and vote all the Subject Shares now beneficially owned or controlled and will have the right to sell and vote all the Subject Shares hereafter acquired or controlled by such Subject Person and all the Subject Shares held or controlled by such Subject Person will, at the time at which the Offeror takes up and pays for such Subject Shares, be beneficially owned or controlled by such Subject Person with good and marketable title thereto, free and clear of any and all liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances;

(c)	no person, firm or corporation has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer from such Subject Person of any of the Subject Shares held by such Subject Person or any interest therein or right thereto, except Nucor and the Offeror pursuant to this Agreement and other Subject Persons;

(d)

none of the execution and delivery by such Subject Person of this Agreement or the completion or performance of the transactions contemplated hereby or the compliance by such Subject Person with such Subject Person’s obligations hereunder will result in a breach of: (i) any agreement or instrument to which such Subject Person is a party or by which such Subject Person or any of such Subject Person’s property or assets are bound; (ii) any judgment, decree, order or award of any court, governmental body or arbitrator; or (iii) any law, statute, ordinance, regulation or rule relevant in the context of the Offer or this Agreement; and

(e)	this Agreement has been duly executed and delivered by such Subject Person and constitutes a valid and binding obligation of such Subject Person, enforceable against such Subject Person in accordance with its terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

4.2	Nucor represents and warrants as follows and acknowledges that each Subject Person is relying upon such representations and warranties in connection with the entering into of this Agreement and the sale by the Subject Persons to the Offeror of the Subject Shares:

(a)	Nucor has been duly incorporated or formed under the laws of the State of Delaware and is validly existing and has all necessary corporate power, authority and capacity to own its property and assets and to carry on its business as currently owned and conducted;

(b)	Nucor has the necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Nucor and the consummation by Nucor of the transactions contemplated herein have been duly authorized by the board of directors of Nucor, and no other corporate proceedings on the part of Nucor is necessary to authorize this Agreement. This Agreement has been duly executed and delivered by Nucor and constitutes a legal, valid and binding obligation of Nucor, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable laws affecting creditors’ rights generally, and to general principles of equity;

(c)	Nucor has made adequate arrangements to ensure that the required funds will be available to the Offeror to effect payment in full for all the Shares acquired pursuant to the Offer; and

(d)

none of the execution and delivery by Nucor of this Agreement or the completion or performance of the transactions contemplated hereby or the compliance by Nucor with its obligations hereunder will result in a breach of: (i) the constating documents of Nucor; (ii) any agreement or instrument to which such Nucor is a party or by which Nucor or its property or assets are bound; (iii) any judgment, decree, order or award of any court, governmental body or arbitrator; or (iv) any law, statute, ordinance, regulation or rule relevant in the context of the Offer or this Agreement.

5	TERMINATION

5.1	This Agreement may be terminated by notice in writing:

(a)	at any time by mutual consent of Nucor and the Subject Persons;

(b)	by the Subject Persons if:

(i)	the Offeror has not made the Offer within the time period provided for in Section 1.1 otherwise than as a result of the non-satisfaction of a Condition in Section 2.1(1) of the Support Agreement and provided that the Company is not otherwise in breach of the Support Agreement;

(ii)	the terms of the Offer do not conform with the description of the Offer contained in Section 1;

(iii)	Nucor is in material default of any covenant or condition contained herein or in the Support Agreement;

(iv)	the Holdco Alternative is not made available to the Subject Person or any election to use the Holdco Alternative is not accepted by Nucor or the Offeror in accordance with the terms of the Support Agreement; or

(v)	the Offer has been made and the Offeror has not (for any reason other than the failure of any Subject Person to deposit their Subject Shares for purchase) taken up and paid for all Subject Shares deposited under the Offer in the manner contemplated hereunder by the latest applicable date specified in Section 8.1(d) - “Termination” of the Support Agreement;

(c)	by Nucor if the Support Agreement is terminated by Nucor in accordance with its terms;

(d)	by Nucor if:

(i)	the Subject Person has not complied with all of the covenants contained herein in any material respect or if any representation or warranty of the Subject Persons under this Agreement is untrue or incorrect in any material respect; or

(ii)	any of the conditions to the Offer, as set out in the Support Agreement for the benefit of Nucor or the Offeror, are not satisfied or waived by the Offeror at or prior to the Expiry Time;

provided, however, that upon termination of this Agreement, no party shall have liability or obligations to any other person, except in respect of any breach by any other party of its obligations hereunder prior to the termination hereof. Upon termination of this Agreement, the Subject Person shall be entitled to withdraw any of his, her or its Subject Shares deposited under the Offer.

6	TAX MATTERS

6.1	Definitions.

In Sections 6.1 and 6.2, the following terms have the following meanings:

“Canadian Subsidiaries” has the meaning ascribed to such term in the Support Agreement.

“Canadian Tax Act” means the Income Tax Act (Canada), as amended.

“Directly Owned Subsidiaries” has the meaning ascribed to such term in the Support Agreement.

“Prohibited Period” means the period beginning on the Take-Up Date and ending 48 months thereafter.

“Prohibited Property” means:

(a)	any property owned by the Company or its Canadian Subsidiaries immediately prior to the Take-Up Date, and

(b)	any property, other than a property referred to in Section 6.2(b)(i), the fair market value of which is (i) wholly or partly attributable to any property that was owned by the Company or its Canadian Subsidiaries immediately prior to Take-Up Date, or (ii) determinable primarily by reference to the fair market value of, or to any proceeds of disposition of, any property that was owned by the Company or its Canadian Subsidiaries immediately prior to Take-Up Date.

but does not include:

(c)	property that is a security of a Person (other than a Subject Company) where such securities of the Person are widely held and available to the public, provided that the aggregate fair market value of any property described in section 6.2(b)(i) and any Prohibited Property owned by such Person represents less than 10% of the fair market value of all the property owned by the Person at the time such property is acquired.

“Related Party” means, in respect of a Person, (a) any Person who is an Affiliate of the Person, (b) any Person who is “related” to the Person within the meaning of and for the purposes of the Canadian Tax Act, or (c) any Person with whom such Person, does not deal at arm’s length within the meaning of the Canadian Tax Act.

“Subject Company” means Nucor.

“Take-Up Date” means the date the Offeror acquires over 50% of the outstanding Shares pursuant to the Offer, except that, in the case of a Subject Person that sells Shares pursuant to the Holdco Alternative, shall mean the date the Offeror acquires the Holdco Shares in respect of such Holdco Alternative.

6.2	Representations, Warranties and Covenants.

(a)	Based on representations made to the Subject Persons by Nucor, each Subject Person acknowledges that the intention of Offeror, after the Offeror has acquired all of the outstanding Shares and Holdco Shares, is to amalgamate Offeror or an Affiliate of Offeror with the Company (or successor by amalgamation to the Company) in the manner described in subsection 87(11) of the Canadian Tax Act (the amalgamated corporation being referred to in this Section 6.2 as “Amalco”), and then to make designations pursuant to paragraph 88(1)(d) of the Canadian Tax Act in respect of non depreciable capital property (including shares of the Directly Owned Subsidiaries) that will be owned by Amalco immediately after the amalgamation such that the cost to Amalco of the property will be determined in accordance with paragraph 88(1)(c) of the Canadian Tax Act, including an addition to the cost determined under paragraph 88(1)(d) of the Canadian Tax Act and Nucor, and each Subject Person acknowledges that certain transactions entered into or actions taken by all or any Subject Person could have the effect of preventing the Offeror from obtaining a full tax cost ‘bump’ pursuant to paragraph 88(1)(d) of the Canadian Tax Act and in connection therewith and with a view to ensuring that the ‘bump’ is obtained only, each Subject Person makes the representations, warranties and covenants set forth below.

(b)	Each Subject Person severally represents, warrants and covenants that he, she or it will not, and will ensure that each Related Party of the Subject Person during the Prohibited Period will not:

(i)	own during the Prohibited Period:

(A) any share or debt of the Subject Company, or

(B) any right to, or interest in, or option in respect of any share or debt of the Subject Company; or

(ii)	own during the Prohibited Period any Prohibited Property;

other	than:

(iii)	any property that was acquired by the Subject Person or Related Party, as the case may be, prior to the time at which the Subject Person had knowledge of the specific transaction in respect of which this Agreement is being entered into and any property acquired in substitution therefor.

(c)	Each Subject Person severally represents, warrants and covenants that he, she or it will ensure that no corporation, other than a Related Party of the Subject Person to which Section 6.2(b) applies, that meets the description in clause 88(1)(c)(vi)(B)(III) of the Canadian Tax Act, will own during the Prohibited Period:

(i)	any property referred to in Section 6.2(b)(i); or

(ii)	any Prohibited Property.

(d)	For the purposes of Section 6.1 and this Section 6.2, (i) a Person who is a beneficiary of a trust shall be deemed to own that proportion of all shares of a corporation owned by the trust at that time that the fair market value at that time of the beneficial interest of the beneficiary in the trust is of the fair market value at that time of all beneficial interests in the trust, except that where a beneficiary’s share of the income or capital of the trust depends on the exercise by any Person of, or the failure by any Person to exercise, any discretionary power, then the Person who is the beneficiary shall be deemed to own all shares of a corporation owned at that time by the trust; and (ii) a Person who is a “member” of a partnership for purposes of the Canadian Tax Act shall be deemed to own that proportion of all shares of a corporation that are property of the partnership at that time that the fair market value at that time of the member’s interest in the partnership is of the fair market value at that time of the interests of all members in the partnership.

(e)	For the purposes of this Section 6.2, the provisions of subparagraph 88(1)(c.2)(ii) of the Canadian Tax Act shall apply to any partnership or trust.

7	GENERAL

7.1	This Agreement shall become effective in respect of each Subject Person upon execution and delivery thereof by such Subject Person.

7.2	Each Subject Person hereby consents to the disclosure of the substance of this Agreement in any press release or any circular relating to the Offer and to the filing of this Agreement as may be required pursuant to applicable securities laws. The parties shall co-ordinate in the making and dissemination of any public announcement relating to the subject matter of this Agreement. A copy of this Agreement may be provided to the directors of the Company.

7.3	This Agreement shall be binding upon and shall enure to the benefit of and be enforceable by each of the parties hereto and their respective successors, assigns, heirs, executors and personal representatives. This Agreement shall not be assignable by any party without the prior written consent of the other parties.

7.4	Time shall be of the essence of this Agreement.

7.5	If any provision of this Agreement is determined to be void or unenforceable, in whole or in part, it shall be severable from all other provisions hereof and shall be deemed not to affect or impair the validity of any other provision hereof and each such provision is deemed to be separate and distinct.

7.6	Any notice or other communication required or permitted to be give hereunder shall be sufficiently given if delivered or sent by telecopier or facsimile transmission:

(a)	in the case of a Subject Person, c/o John Harris, 318 Arvin Avenue, Stoney Creek, Ontario, L8E 2M2, Canada, Facsimile: (416) 590-9560, with a copy, which shall not constitute notice, to: Cassels Brock & Blackwell LLP, Scotia Plaza, Suite 2100, 40 King Street West, Toronto, Ontario, M5H 3C2, Canada, Attention: Cam Mingay (Facsimile: (416) 640-3163);

(b)	in the case of Nucor and the Offeror, c/o Joseph Rutkowski and Hamilton Lott, Nucor Corporation, 1915 Rexford Road, Charlotte, NC 28211, USA, Facsimile: (704) 362-4208, with a copy, which shall not constitute notice, to: Moore & Van Allen, PLLC, Suite 4700, 100 North Tryon Street, Charlotte, North Carolina 28202-4003, U.S.A., Attention: Ernest S. DeLaney III (Facsimile: 704-339-5819) and Stikeman Elliott LLP, 5300 Commerce Court West, 199 Bay Street, Toronto, Ontario, M5L 1B9, Attention: William J. Braithwaite (Facsimile: 416-947-0866); and

(c)	at such other address as the party to which such notice or other communication is to be given has last notified the party giving the same in the manner provided in this section and if so given shall be deemed to have been received on the date of such delivery or sending (or, if such day is not a business day, on the next following business day).

7.7	This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

7.8	The parties hereto hereby irrevocably and unconditionally consent to and submit to the courts of the Province of Ontario for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts) and further agree that service of any process, summons, notice or document by registered mail to the addresses of the parties hereto set forth in this Agreement shall be effective service of process for any action, suit or proceeding brought against any party in such court. The parties hereto hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the courts of the Province of Ontario and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum.

7.9	This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, representation or understanding with respect hereto.

7.10	For the purposes hereof, the term “business day” means any day other than a Saturday or Sunday upon which banks are open for business in each of Toronto, Ontario and New York, New York.

7.11

Each Subject Person recognizes and acknowledges that this Agreement is an integral part of Nucor agreeing to cause the Offeror to make the Offer, and that Nucor would not contemplate proceeding with causing the Offeror to make the Offer unless this Agreement was executed, and that a breach by such Subject Person of any covenants or other commitments contained in this Agreement will cause Nucor and the Offeror to sustain injury for which it would not have an adequate remedy at law for money damages. Therefore, each Subject Person agrees that, in the event of any such breach, Nucor and the Offeror shall be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and such Subject Person further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

7.12	Nucor may designate the Offeror and may assign all or any part of its rights or obligations under this Agreement to any affiliate (as such term is defined in the Securities Act (Ontario)), but no such assignment shall relieve Nucor of its obligations hereunder. This Agreement shall not otherwise be assignable by any Party without the prior written consent of the other parties.

If you are in agreement with the foregoing, kindly signify your acceptance by signing, dating and returning to the Offeror the second copy of this letter by facsimile or otherwise.

This Agreement may be signed in counterparts that together shall be deemed to constitute one valid and binding agreement.

NUCOR CORPORATION

By:	/s/ Joseph A. Rutkowski
Name:	Joseph A. Rutkowski
Title:	Executive Vice President

We hereby accept the foregoing at Toronto, Ontario, on the 29th day of December, 2006.

SIGNED, SEALED AND DELIVERED by	)
John Harris in the presence of:	)
Marie Marchese	)	/s/ John Harris
Name	)	John Harris
1691 Summergrove Cr., Mississauga	)
Address	)
Legal Assistant	)
Occupation	)

SIGNED, SEALED AND DELIVERED by	)
David E. Harris in the presence of:	)
Stuart M. Grey	)	/s/ David Harris
Name	)	David Harris
36 Hampstead Rd. Jamaica Plain, MA	)
Address	)
Chiropractor	)
Occupation	)

SIGNED, SEALED AND DELIVERED by	)
Judith Harris in the presence of:	)
Tony Woolfson	)	/s/ Judith Harris
Name	)	Judith Harris
206 St. James St., London	)
Address	)
Educator	)
Occupation	)

SIGNED, SEALED AND DELIVERED by	)
Naomi Ruth Harris in the presence of:	)
Tomomi Kamiya	)	/s/ Naomi Ruth Harris
Name	)	Naomi Ruth Harris
5-11-16 Roppongi Minato-Ku, Tokyo	)
Address	)
Receptionist	)
Occupation	)

SIGNED, SEALED AND DELIVERED by	)
Paul Kelly in the presence of:	)
Allan Goodman	)	/s/ Paul Kelly
Name	)	Paul Kelly
63 Langtry Place Thornhill, Ontario	)
Address	)
Lawyer	)
Occupation	)

SCHEDULE A

SUBJECT PERSONS’ OWNERSHIP OF SECURITIES OF THE COMPANY

Subject Person	Shares of the Company beneficially owned

David Harris	3,280,720 common shares

John Harris	3,573,280 common shares

Judith Harris	3,280,720 common shares

Naomi Harris	3,280,720 common shares

Paul Kelly	300,000 common shares